Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

SynX Pharma Inc.

We consent to the incorporation by reference in the registration statements, as amended, No. 333-109508, No. 333-114249, No. 333-111945 and No. 333-67948 on Form S-3 and No. 333-116605, No. 333-115629, No. 333-98263, No. 333-97765, No. 333-83993, No. 333-50217, No. 333-50381, No. 333-107320, No. 333-63440 and No. 333-39376 on Form S-8 of Nanogen, Inc. of our report dated June 11, 2004, with respect to the consolidated balance sheets of SynX Pharma Inc. as of December 31, 2003 and 2002, the related consolidated statements of operations and deficit and cash flows for each of the years in the two year period ended December 31, 2003, and our report dated June 11, 2004, “Comments by auditors for U.S. readers on Canada – U.S. reporting differences”, which reports appear in the Form 8-K/A of Nanogen, Inc. dated July 6, 2004.

/s/ KPMG LLP

Toronto, Canada

July 6, 2004